Exhibit (h)(16)


                           HARRIS INSIGHT FUNDS TRUST

                        Organizational Expenses Agreement


         HARRIS INSIGHT FUNDS TRUST, a Massachusetts business trust (the "Trust"), and Harris Trust and Savings Bank (the "Administrator"), in consideration for the engagement by the Administrator as the administrator for each of the series of the Trust designated Harris Insight Large-Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund and Harris Insight Technology Fund (each a "Fund") pursuant to an administration agreement, hereby agree as follows:

         1. Advancement of Expenses. The Administrator shall advance on behalf of each Fund all of the organizational expenses of each Fund, including but not limited to, registration fees and fees for services rendered prior to the commencement of the initial public offering of shares of the Fund, subject to the right to be reimbursed pursuant to paragraph 2.

         2. Reimbursement and Amortization of Expenses. Each Fund shall amortize its organizational expenses on a straight-line basis over the one-year period commencing on the day on which the Fund commences the initial public offering of shares of the Fund; and the Fund shall reimburse the Administrator during the period of such amortization by paying to the Administrator on the last business day of each month an amount equal to the organizational expenses amortized by the Fund during that month.

         3. Limitation on Reimbursement. If any Fund should be liquidated during such one-year period prior to the complete amortization of all organizational expenses, neither the Fund nor the Trust shall have any duty to reimburse the Administrator for organizational expenses of the Fund that have not been amortized as of the time of liquidation.

         4. Obligation of the Trust. This agreement is executed by an officer of the Trust on behalf of the Trust and not individually. The obligations of this agreement are binding only upon the assets and property of the Fund and the Trust and not upon the trustees, officers or shareholders of the Trust individually. The Agreement and Declaration of Trust under which the Trust was organized and operates is on file with the Secretary of the Commonwealth of Massachusetts.


Dated:  April 27, 2001

HARRIS INSIGHT FUNDS TRUST                      HARRIS TRUST AND SAVINGS BANK

By /s/  Merrill J. Sklenar                      By  /s/  Peter P. Capaccio
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        Merrill J. Sklenar                               Peter P. Capaccio